Exhibit 8.1

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Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 3192 tel 212 450 5581 fax anne.mcginnis@davispolk.com

[ ], 2015

Re:	Registration Statement on Form S-4

PartnerRe Ltd.
Wellesley House South
90 Pitts Bay Road
Pembroke HM 08, Bermuda

Ladies and Gentlemen:

We have acted as counsel for PartnerRe, Ltd. (“PRE”), a Bermuda exempted company, in connection with (i) the Amalgamation, as defined and described in the Agreement and Plan of Amalgamation dated as of January 25, 2015, as amended (the “Amalgamation Agreement”) among Axis Capital Holdings Limited (“AXIS”), a Bermuda exempted company, and PRE and (ii) the preparation and filing of the related Registration Statement on Form S-4 (the “Registration Statement”), which includes the Joint Proxy Statement/Prospectus (the “Proxy Statement/Prospectus”), filed with the Securities and Exchange Commission (the “Commission”).  Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Amalgamation Agreement.

In connection with this opinion, we have examined the Amalgamation Agreement, the Registration Statement, the Proxy Statement/Prospectus, the representation letters of PRE and AXIS delivered to us for purposes of this opinion (the “Representation Letters”) and such other documents as we have deemed necessary or appropriate in order to enable us to render our opinion.  In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.  We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.  For purposes of this opinion, we have assumed, with your permission, (i) that the Amalgamation will be consummated in the manner described in Amalgamation Agreement and the Proxy Statement/Prospectus and that the Amalgamation will occur in accordance with the Companies Act 1981 of Bermuda, as amended (ii) the statements concerning the Amalgamation set forth in the Amalgamation Agreement and the Proxy Statement/Prospectus are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) that the representations made and to be made by PRE and AXIS

2	[ ], 2015

pursuant to Sections 6.2(d) and 6.3(d) of the Amalgamation Agreement are and will be accurate and complete and (iv) any representations made in the Amalgamation Agreement or the Representation Letters “to the knowledge of”, or based on the belief of PRE or AXIS or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification.  We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the obligations, covenants, and agreements contained in the Amalgamation Agreement.  In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the representations to be made by PRE and AXIS referred to above, which we have assumed will be true as of the Effective Time.

Based upon the foregoing, and subject to the assumptions and qualifications set forth herein, we hereby confirm our opinion set forth in the discussion in the Proxy Statement/Prospectus under the heading “Material U.S. Federal Income Tax Consequences.”

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Amalgamation under any state, local or foreign law, or with respect to other areas of U.S. federal taxation.  We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

This opinion is furnished to you solely for use in connection with the Registration Statement.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name in the Proxy Statement/Prospectus in connection with the references to this opinion and the material U.S. federal income tax consequences of the Amalgamation.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours, Davis Polk & Wardwell LLP